Exhibit 99.1

Mid-Wisconsin Financial Services, Inc. Reports Financial Results for the First Quarter 2006

April 28, 2006
Medford, Wisconsin

Mid-Wisconsin Financial Services, Inc. (OTCBB: MWFS.OB), the holding company of Mid-Wisconsin Bank headquartered in Medford, WI, reported 2006 first quarter net income of $1.0 million, or $0.61 per diluted share, compared to $1.1 million, or $0.63 per diluted share for the first quarter of 2005.

President & CEO Jim Warsaw reported, "Our financial performance for the first quarter was negatively impacted by sagging loan demand and a contraction in our net interest margin. Seasonal fluctuations in our real estate loan portfolio combined with a substantial reduction received from a large commercial borrower, resulted in lower than projected loan balances during the period.
The flat yield curve, coupled with the rising cost of deposits, placed pressure on our net interest margin, which declined 29 basis points from year end 2005 to 3.79%."

Warsaw continued, "We engaged a third party independent underwriter to evaluate the level of reserves supporting our self-funded health insurance plan, which resulted in a one-time expense reversal of $140,000 during the quarter; the net effect of this adjustment was an increase in net after-tax earnings of $65,000, or $0.03 per share. During the first quarter of 2005 we realized a pre-tax gain of $78,000 from the sale of stock in a cooperative that supported our ATM network."

Non-interest income for the first quarter was $811,000, an increase of $17,000 over the same period one year ago.

For the quarter ended March 31, 2006, return on average assets (ROA) was .96% compared to 1.05% for the same period in 2005; return on equity (ROE) for the first quarter 2006 was 11.32% versus 11.84% for the quarter ended March 31, 2005.

Mr. Warsaw stated, "During the first quarter our Trust & Investment Department transitioned to a new trade name, Mid-Wisconsin Wealth Management, and
converted to a new retail brokerage platform offered through UVEST.   At March
31, 2006, Mid-Wisconsin's Wealth Management Group reported assets under management in excess of $205 million. The new retail brokerage platform will enable us to offer expanded investment options for our customers. We are encouraged with the growth of non-interest income from this group which increased $79,000 over the same period a year ago."

Total assets at March 31, 2006, were $424.5 million compared to $427.4 million at December 31, 2005. Total loans grew $4.8 million to $315.5 million and deposits were up $2.6 million during the first quarter 2006. "We are expecting continued growth in loans and deposits when our 13{th} full service branch in Minocqua opens in July 2006. This branch replaces a smaller, limited-service branch and will provide greater retail convenience and visibility for this growing community," remarked Mr. Warsaw.

Asset quality remained strong with nonperforming assets remaining relatively unchanged at .45% of total assets compared to .35% at December 31, 2005. Net loan charge-offs for the quarter equaled .01% of average loans. Mid-Wisconsin doubled its provision for loan losses to $125,000 in the first quarter 2006 compared to $62,000 for the same period a year ago. The allowance for loan losses increased to .99% of total loans, compared to .97% at year-end 2005. Mid-Wisconsin believes the balance of the allowance for loan losses at March 31, 2006, is adequate to absorb loan losses inherent in the loan portfolio. Future adjustments may be necessary based on growth expectations and changes in economic conditions.

Mid-Wisconsin Financial Services, Inc., headquartered in Medford, Wisconsin, is the holding company of Mid-Wisconsin Bank which operates thirteen retail banking locations throughout central and northern Wisconsin serving markets in Clark, Eau Claire, Lincoln, Marathon, Oneida, Price and Taylor counties. In addition to traditional loan and deposit products, the Bank offers trust, discount and full-service brokerage services, insurance services through its subsidiary Mid-Wisconsin Wealth Management and also performs residential real estate appraisals and title insurance services through a corporate subsidiary, Excel Real Estate Services, Inc.

This press release includes comments relating to the growth of Mid-Wisconsin and future interest rates, which may be considered forward-looking statements. These statements are made pursuant to the safe harbor provision of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Risk Factors" in Item 1A of Mid-Wisconsin's Form 10-K for the year ended December 31, 2005. Mid-Wisconsin assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUMMARY FINANCIAL DATA

                              Mid-Wisconsin Financial Services, Inc.
                              Quarterly Financial Summary (Unaudited)
                                                                 Quarter ended
                                            March 31, December 31, September 30, June 30,   March 31,
                                                2006        2005        2005        2005        2005
                                                   (amounts in thousands, except per share data)
STOCKHOLDERS' DATA
Basic and diluted earnings per share            $0.61       $0.62       $0.67       $0.65       $0.63
Cash dividends per share                        $0.22       $0.22       $0.22       $0.62       $0.22
Book value per share                           $21.55      $21.93      $21.70      $21.49      $21.13
Average basic common shares outstanding     1,661,613   1,703,582   1,703,577   1,703,577   1,703,577
Average diluted common shares outstanding   1,664,880   1,705,792   1,705,912   1,705,892   1,706,229
PERFORMANCE RATIOS
Return on average assets                         0.96%       1.01%       1.10%       1.11%       1.05%
Return on average equity                        11.32%      11.51%      12.48%      12.35%      11.84%
Net interest margin                              3.79%       4.08%       4.12%       4.04%       3.89%
Efficiency ratio                                62.68%      62.18%      58.26%      60.14%      61.12%
CREDIT QUALITY
Non-performing loans to total loans              0.60%       0.49%       0.72%       0.50%       0.48%
Allowance for loan losses to:
     Total loans                                 0.99%       0.97%       0.96%       0.98%       0.99%
     Non-performing loans                      165.65%     199.74%     136.23%     194.52%     208.90%
Net charge-offs to average loans                 0.01%       0.02%       0.01%       0.00%       0.01%
Non-performing assets to total assets            0.45%       0.35%       0.53%       0.37%       0.34%
STOCK PRICE INFORMATION
High                                           $37.00      $35.40      $34.00      $35.50      $35.40
Low                                             35.40       32.90       33.00       34.00       33.10
Market price at period end                      36.50       35.40       33.00       34.00       34.90

                       Mid-Wisconsin Financial Services, Inc.
                             Quarterly Financial Summary
                                                                 March 31,    December 31,
(amounts in thousands)                                             2006           2005
                                                               (unaudited)     (audited)
ASSETS
Cash and due from banks                                          $11,180        $14,242
Interest-bearing deposits in other financial institutions             39             19
Federal funds sold                                                 3,403          9,134
Securities available for sale - at fair value                     77,398         76,823
Loans held for sale                                                  632            319
Loans receivable, net of allowance of
  $3,106 in 2006 and $3,028 in 2005                              311,810        307,342
Accrued interest receivable                                        1,995          1,928
Premises and equipment, net                                        9,063          9,027
Goodwill                                                             295            295
Other investments                                                  2,972          2,972
Other assets                                                       5,717          5,288
Total assets                                                    $424,504       $427,389

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits                                     $41,237        $46,373
Interest-bearing deposits                                        274,042        266,280
  Total deposits                                                 315,279        312,653
Short-term borrowings                                             23,156         19,544
Long-term borrowings                                              37,000         44,000
Subordinated debentures                                           10,310         10,310
Accrued interest payable                                           1,704          1,720
Accrued expenses and other liabilities                             1,734          1,789
Total liabilities                                                389,183        390,016
Stockholders' equity:
  Common stock-Par value $.10 per share:
      Authorized      -  6,000,000 shares
      Issued & outstanding -
      1,638,676 shares in 2006 and 1,704,018 shares in 2005          164            170
Additional paid-in capital                                        11,593         11,565
Retained earnings                                                 24,523         26,236
Accumulated other comprehensive loss                                (959)          (598)
Total stockholders' equity                                        35,321         37,373
Total liabilities and stockholders' equity                      $424,504       $427,389

                Mid-Wisconsin Financial Services, Inc.
                    Quarterly Financial Summary
                                                        Three Months Ended
                                                       March 31,   March 31,
                                                         2006         2005
INCOME STATEMENT
(amounts in thousands)
Interest income                                         $6,709       $5,402
Interest expense                                         2,927        1,799
Net interest income                                      3,782        3,603
Provision for loan losses                                  125           62
Net interest income after provision for loan losses      3,657        3,541
Noninterest income
   Service fees                                            217          176
   Trust service fees                                      233          202
   Investment product commissions                           98           50
   Other operating income                                  263          366
Total noninterest income                                   811          794
Noninterest expenses
   Salaries and employee benefits                        1,710        1,549
   Occupancy                                               415          345
   Data processing and information systems                 161          117
   Purchased core deposit amortization                       0           77
   Other operating expenses                                671          681
Total noninterest expenses                               2,957        2,769
Income before provision for income taxes                 1,511        1,566
Provision for income taxes                                 495          499
Net income                                              $1,016       $1,067